For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INITIAL PRODUCTION RATE FROM THE KM RANCH #2H WELL

PROVIDES RESULTS FROM THE WOODBINE SUB-CLARKSVILLE 7 PROJECT AND OPERATIONAL UPDATE

RIVERTON, Wyoming – September 17, 2012 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (the “Company”), today announced the initial production rate on the KM Ranch #2H well in its Eagle Ford Shale program, provided the results from the Woodbine Sub-Clarksville 7 project and provided an operational update.

Eagle Ford Shale, South Texas – Leona-River / Booth-Tortuga Programs:

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The KM Ranch #2H well in Zavala County, our second well in the Leona-River acreage block, was drilled to a total measured depth of 12,875 feet, including a 5,250 foot of perforated lateral, in the first quarter of 2012.  The operator completed the well in August with 16 stages of fracture stimulation.  The well had a peak 24-hour gross flow back rate of 511 BOE, which consisted of 457 barrels of oil and 326 MCF of natural gas.  The Company has an approximate 30% WI and 22.5% NRI in this well and the overall program.

U.S. Gulf Coast (Onshore) – Woodbine Sub-Clarksville 7 Project:

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In May 2012, we acquired a 26.5% initial working interest in approximately 6,766 gross acres in the Woodbine Sub-Clarksville 7 project area in Northeastern Texas.  The seven prospects were drilled back to back from June through August of 2012 and six of the seven test wells were dry holes.  The Victor #1 well encountered hydrocarbons in the Woodbine formation while drilling, however the prospective zone watered out.  The operator plans to drill an offsetting well targeting ~60 to 80’ of sand which has been identified as up dip in the formation from seismic data.  The well is anticipated to be drilled in the fourth quarter of 2012.

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During the drilling of one of the prospects, a ~10’ sand was encountered with core results indicating hydrocarbons.  The operator is currently testing these findings to evaluate their potential for development.

Press Release
September 17, 2012

Williston Basin, North Dakota – Yellowstone and SE HR Programs:

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The Witt 34-27 #1H well was drilled to its targeted depth in August, 2012.  The well is scheduled to be fracture stimulated with approximately 35 stages late this month.  The Company has an approximate 6.7% WI and 5.2% NRI in this well.

•	The Barker 24-13 #1H well is currently drilling in the horizontal portion of the well bore. The Company has an approximate 4.7% WI and 3.7% NRI in this well.

“We continue to see improved results from our third completed well.  Crimson has monitored nearby completion activity and has worked to develop the proper stimulation recipe that best applies to our acreage, including moving towards lateral lengths greater than 7,000’ in the next phase of the program,” stated Keith Larsen, CEO of U.S. Energy.

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release may relate to, among other things, U.S. Energy’s capital expenditures and projects, its drilling and fracing of wells with industry partners, its ownership interests in those wells and their expected costs, the oil and natural gas targets or goals for the wells, future capital expenditures and projects, and future expenses, production and reserves.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  Future transactions may not close on the terms we anticipate or at all.  The Company’s working interests and net revenue interests in particular wells may vary over time under the terms of applicable contracts.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011, and the Form 10-Q for the quarter ended June 30, 2012), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com